NYSE Amex Extends Eastern Light Capital's Compliance Period

SAN FRANCISCO, CA -- (Marketwire - December 20, 2010) - Eastern Light Capital, Inc. ("ELC") (NYSE Amex: ELC), a real estate investment trust ("REIT"), announced today that the Corporate Compliance Staff of the NYSE Amex LLC (the "Exchange") accepted ELC's request to extend the time period to February 11, 2011, by which it must demonstrate compliance with the $1 million market value of publicly held shares continued listing standard set forth in Section 1003(b) of the Exchange's Company Guide (the "Market Value of Public Float Requirement"). The Exchange previously determined that the Company had made, based on materials and information submitted to the Exchange, a reasonable demonstration of its ability to regain compliance with this requirement and the minimum stockholders' equity continued listing standards, set forth in Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide, and granted the Company extensions through December 15, 2010, and November 7, 2011, respectively, to regain compliance. Based on information provided by the Company, the Exchange granted the Company's request for the extension. The time period within which the Company must become compliant with the stockholders' equity requirements remains the same.

To comply with the Market Value of Public Float Requirement, ELC will hold a Special Shareholders meeting to seek both the common and preferred share approval to amend the Company's charter. At the January 31, 2011 meeting, shareholders will be asked to modify the terms of the Series A Preferred Stock and to approve the exchange the Series A Preferred Shares into common shares. The proposal will require sixty six and two thirds percent approvals of the outstanding preferred shares and a majority of the common shares to become effective. The proposed exchange will convert each Series A Preferred Share into 1.25 common shares. Approval of the proposal will result in the issuance of approximately 246,146 additional common shares. Partial shares will not be issued, but will either settle for cash or be rounded up to the nearest whole share. Additional information will be available in the Definitive Proxy statement to be filed with the Securities and Exchange Commission. Shareholders of record as of December 24, 2010 will be entitled to vote on the proposal.

ELC remains subject to periodic review by the Exchange staff during the extension period. While ELC is working toward demonstrating compliance with all applicable requirements for continued listing on the Exchange within the applicable extension periods, there can be no assurance that it will be able to do so.

About Eastern Light Capital
Prior to 2007, the Company originated and invested in non-conforming, high yielding residential loans. In 2007 new management was installed, the Company eliminated the origination and investment in mortgage loans and focused on repaying debt and monetizing its existing loans and foreclosed properties. The Company's future investment plans include retaining its REIT status and investing in existing, leased, commercial properties utilizing limited leverage. The conversion of preferred shares into common shares will simplify the capital structure and may allow the Company to raise additional equity to implement the new business model, restore profitability, utilize its net operating loss carry forward and reinstate a sustainable dividend in 2011.

Other information
Neither the Company, any officers, employees nor member of its board of directors are making any recommendations to holders of Preferred or Common Stock. Holders of Preferred or Common Stock must make their own investment decisions. This release is for informational purposes only and is not an offer of solicitation of any securities.

Forward -Looking Statements
This document contains "forward-looking statements" that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated, San Francisco
Richard Wrensen
Chief Executive Officer
(415) 693-9500
rwrensen@elcreit.com
www.elcreit.com